MANAGEMENT DISCUSSION SECTION

Operator: Good morning and welcome to the Independent Bank Corp. First Quarter Earnings Conference Call. All participants will be in listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. Please note this event is being recorded.

I would now like to turn the call over to Chris Oddleifson. Sir, please go ahead.

Christopher Oddleifson, President & Chief Executive Officer

Hi. Good morning and thank you, Andrea. Thank you everybody for joining us today. I’m joined by Denis Sheahan, our Chief Financial Officer, who will review our financial performance after my comments.

But, of course, I’ll begin with the customary cautionary statement. This call may contain forward-looking statements with respect to the financial condition, results of operations and business of Independent Bank Corp. Actual results may be different. Independent Bank Corp. cautions you against unduly relying upon any forward-looking statements and disclaims any intent to update publicly any forward-looking statements, whether in response to new information, future events or otherwise.

Okay, now we’ll get started. We just released our first quarter results after the market closed yesterday, and I’m delighted to say we’re off to a good start for 2010 as we delivered solid performance.

Net income for the first quarter came in at $9.2 million. This translated to earnings per share of $0.44. This is ahead of last quarter and we’re well ahead of the prior year. Once again the strength of our fundamentals really led the way. The first quarter was marked by excellent commercial and home equity loan growth, robust core deposit growth, solid margin improvement, and of course extensive deposits.

These trends are not a one quarter developments. They have been consistently sustained over this down cycle, and we don’t have a magic formula here. We just focus on the fundamentals, the basics and including highly important, never ever wavering from our work discipline, sticking to what we know well, the geographies we know well and not shaking the competition. We won over customers with superior service and responsiveness. We aggressively market and promote the Rockland Trust brand, and of course, we appreciate our highly energized staff.

Capital remains in excellent shape, as well as tangible and Tier 1 leverage ratios throughout this quarter, and we continue to feel confident with the current level of capital. Likewise, credit quality is in good shape and continues to compare favorably with our peers. Yes, non-performing loans were up a bit from the prior quarter, but charge-offs, net charge-offs actually declined. The ongoing strength of our performance gives us the fire power to continue to prudently add to loan loss reserves.

I think it’s really important to mention that this is very hot topic that we have scrubbed our loan portfolio quite thoroughly and estimate potential loss contact in a variety of scenarios. Our longstanding credit discipline has kept us in good stead throughout this cycle and it’s expected to continue to do so.

Now our track record of performance hasn’t gone unnoticed. During the first quarter, Fitch raised their ratings outlook on us to positive, citing our solid earnings generation, sound balance sheet, comparatively lower credit cost and ample liquidity.

Turning to the macro environment, we do see the beginnings of an economy on the mend, but we remain cautious on our outlook. Housing values and sales activity are starting to turn the corner. All our counties in which we have earnings that are – saw increases in median sale prices in the first quarter. Nationally foreclosures are still rising; however, locally foreclosure auctions actually declined in all counties just here in the first quarter – or last month. It remains to be seen what the impact of higher mortgage rates and expiration of tax credits will be.

We all heard the good March jobs report, an increase of 162,000, the highest in three years. Locally we do see some new hiring occurring. Unemployment has stopped increasing, but we expect unemployment rates to remain stubbornly high in the foreseeable future.

Cities and towns are still struggling with budget deficits as tax revenues remain under pressure. However, our own region has generally fared better than most in the nation. We’re helped by our relatively higher concentration of more resilient industry, such as education, healthcare and biotech, as well as a constrained housing supply. The Washington D.C. environment certainly adds to the prevailing uncertainty, and I – and we don’t have any greater insight than anyone else as for the ultimate shape of these proposed reforms in the legislation will take, but of course, we’re monitoring it very, very closely.

And we’ll see how all these economic and political factors play out. The good news is that we’ve been able to perform pretty well amidst all these difficult conditions. And our game plan for going forward is to do exactly what we’ve been doing, and that is capitalizing on our competitive strengths to attract new customers and expand existing relationships within the geographies that we know well, maintaining our credit discipline and balance sheet strength, and pursuing new growth opportunities.

I like to end by saying, we’re always active on our M&A outlook and our posture really has not changed. We are not looking or hungry for the next deal, as our core business is doing fine, but voice in that we would like a seat at the table should opportunities arise. The Slade’s Ferry and Ben Franklin deals have both worked out quite well for us. It fills out our footprint in important ways. So we’re open to opportunities, but our screening criteria, as you know, are pretty high as the strategic fit and financial benefits. We’ve also frequently cited investment management as an area of M&A interest, but pricing and fit have proven difficult thus far. We’ve done one acquisition years ago – couple of years ago.

So in conclusion, I’ll just summarize by saying that, the Rockland Trust franchise is in great shape and we like how it’s positioned going forward.

And now I’ll turn over to Denis. Denis?

Denis K. Sheahan, Chief Financial Officer

Thank you, Chris. First of all I’ll review our performance in the first quarter. Independent Bank Corp. reported net income of $9.2 million and diluted earnings per share of $0.44 in the first quarter of 2010, as compared to net income of 9.1 million and diluted earnings per share of $0.43 in the fourth quarter of last year. There were no non-operating items in either quarter.

This first quarter presented continuing themes of good, steady performance, solid asset quality, and continued growth in commercial and home equity lending and core deposits. Loan growth continued with good growth in commercial and home equity, and reductions in the other loan categories. Deposit growth in the quarter was strong, led by our municipal banking segment. We’ve targeted this segment for growth and our actions in this segment are really paying off thus far.

Time deposits decreased by $54 million in the quarter, as we continue to focus on core deposits, which grew by a $153 million or 6% in the first quarter. This was achieved with a continued reduction in the cost of deposits to 72 basis points, down 10 basis points in a linked quarter basis. Core deposits are now up to 75% of total deposits.

The net interest margin was up another 10 basis points to 4.08% in the first quarter, as we continue to manage the cost of deposits effectively. Non-interest income was relatively flat on a linked quarter basis. Decreases in other non-interest income due to a number of items was recognized in the prior quarter, as detailed in the text of the earnings release, were offset by a lower level of securities impairment. We didn’t experience any securities impairment to speak of in the first quarter, and while we think it’s highly unlikely to go the rest of the year without further charges, our remaining exposure to trust preferreds remains quite modest.

Non-interest expense came in largely as expected, and just like non-interest income the variance is largely affected by items in the linked quarter, again detailed in the text of the earnings release. Tangible common equity improved to 6.68% at the end of the first quarter.

I’ll now spend a little more time on asset quality given investor interest in this topic. Asset quality performance was as expected. Non-performing loans increased about $6 million to 42 million at March 31, primarily in the commercial category as we anticipated. The increase in non-performing loans is simply a result of the weakened economy, and any loss associated with these weakened credits is well within the loss estimates for 2010 we provided in the January call.

Net charge-offs were actually better than anticipated at $1.7 million in the quarter, or approximately 21 basis points annualized of loans, compared to $3.4 million in the previous quarter. The provision for loan losses was $4.65 million, and again exceeded the level of net charge-offs and the reserve¬to-loans ratio grew to 1.33%. Excluding the loans acquired at fair value, the reserve equates to 1.66% of loans at March 31.

Loan delinquency was 1.83% at March 31, up from 1.74% at year end. Importantly, early stage delinquency 30 to 89 days continues to be in good shape at 74 basis points of loans. As we said in January, we expect 2010 to bring additional increases to non-performing assets, delinquency and charge-offs, and we continue to believe that to be the case. Importantly, we feel three months into the year that all these increases will be very manageable and within the expectations we laid out in January.

I’ll now comment on earnings guidance for 2010. We provided an estimate of performance in January for diluted earnings per share in the range of $1.75 to a $1.85 per share, excluding any securities impairment. We remain comfortable with this range.

That concludes my comments. Chris?

Christopher Oddleifson, President & Chief Executive Officer

Okay, great. Andrea, we’re ready for questions now.

QUESTION AND ANSWER SECTION

Operator: Thank you. We will now begin the question-and-answer session. [Operator Instructions]

Our first question today comes from Mark Fitzgibbon of Sandler O’Neill.

<Q – Mark Fitzgibbon>: Hey. Good morning, guys.

<A – Christopher Oddleifson>: Good morning.

<A – Denis Sheahan>: Good morning.

<Q – Mark Fitzgibbon>: First question I had for you is on the cash position. I noticed that your cash position has doubled in the last quarter, and I think over the last year it’s up about threefold. Is there any particular reason why you’re sort of holding a lot more liquidity right now?

<A – Christopher Oddleifson>: Mark, it really pertains to our municipal business. You would know it if you looked at our period end deposits. There was a significant increase from a period end basis that isn’t consistent with the average for the quarter, that’s because of lot of the municipalities, their state and quarterly money comes in right at the very end of the quarter. So that will initially go in and increase short-term investments or cash, and then we will distribute it over the second quarter into either lending categories or securities or what have you. But it’s a spike that happened right at the end of the quarter.

<Q – Mark Fitzgibbon>: Okay. And then secondly, Denis, I know you said you’re comfortable with the full year guidance. Is your view on the margin changed at all? Given the yield curve environment, do you still feel the margin will hang in this rough range?

<A – Denis Sheahan>: Yes. We’re feeling pretty good that the margin will be over 4%, somewhere between four and 4.10 for the rest of the year. But we continue to take actions, Mark, to protect ourselves from rising rate environment, which has a dampening impact on the margin in areas like commercial lending, where we’re using loan level swaps to get a fixed rate loan to variable. But we’re feeling pretty good about the margin being around that 4% level for the rest of the year.

<Q – Mark Fitzgibbon>: Okay. And then also we continue to see growth in the commercial side of your loan portfolio and a little bit of shrinkage on the consumer side. How big a percentage of loans are you willing to let sort of C&I and CRE become over time?

<A – Denis Sheahan>: Right now when I look at our total commercial book, which we include small business in that, commercial 67% of loans. We are conscious of that concentration, but we’re comfortable with it because fundamentally it’s what we’re very good at. We would be comfortable in seeing the concentration increase and that certainly to the 75% level particularly at this point, because we’re honestly finding it difficult to maintain the size of our residential portfolio. We would like to at least prevent the residential portfolio from decreasing, but we’re not going to do it with 30- year loans in the portfolio.

So at this particular rate environment, we will let the residential portfolio run down, and then perhaps speak to diversify that concentration in the commercial business when we’re in a different environment. To answer your question directly, Mark, we’d certainly be comfortable in letting the concentration in commercial grow.

<Q – Mark Fitzgibbon>: Thank you.

<A – Denis Sheahan>: Sure.

<A – Christopher Oddleifson>: Thank you, Mark.

Operator: Our next question is from Mac Hodgson of SunTrust.

<Q – Mac Hodgson>: Hey, good morning.

<A – Christopher Oddleifson>: Good morning, Mac.

<Q – Mac Hodgson>: Just a couple of follow-up questions. Could you give any more color on the municipal deposits, kind of strategy of what – maybe is there a goal of total deposits there and maybe comment briefly on the pricing generally of that yield?

<A – Denis Sheahan>: Mac, the municipal – our municipal deposits at the end of the quarter were just shy of $400 million and they’re going to be in that range. We think the highest that we would allow the business to go to at this point would be about $500 million. The strategy is a core deposit strategy for municipalities. We have a service offering that focuses on their core operating account business rather than their savings business, their investible deposits. We certainly have some of that, but the majority of it is associated with core deposit business and has a very effective cost of funds.

<Q – Mac Hodgson>: Okay, great. Then another guidance related question. I know you kept with your 1.75 to 1.85. On the charge-offs, I know they’re considerably lower than I think the run rate guidance was. Do you still feel like charge-offs for the year will be in the 15 to $19 million range?

<A – Denis Sheahan>: Yeah Mac, it was a very good first quarter, but we’re not going to change that guidance at this point. Let’s see how Q2 and Q3 move along. But we feel really good right now, but certainly non-performances are up, so there will be some loss associated with that. We believe that that’s well within the expectations that we’ve provided, but we’re not prepared to change that guidance at this point.

<Q – Mac Hodgson>: Okay. And just one last one on the loan growth. Could you give any commentary on generally where the – I know I can see the growth coming in the commercial, industrial and now the commercial real estate, but any other color you can give on the type of demand that you’re seeing and what types of customers are borrowing and which ones aren’t?

<A – Christopher Oddleifson>: Our overall demand still remains very, very high. You may recall from previous calls, we’ve talked about our approving that proposed pipeline to be at the highest level in the history of the bank. We’re still seeing very, very high levels. That is a result of demand really across the board. We are increasing our C&I activity, a bit more than we have in the past. On the commercial real estate, it really runs the gambit of the property types we are in right now. Areas, there are a couple of areas we are avoiding since we were at or very near our concentration limits. For example, hotels and motels, those are something we had concentration only a couple of years ago when we had not been doing new lending. We refinanced our existing customers as they hit their renewal periods. But we have not been doing any new business there.

Well, we are – one thing that our senior lender, Gerry Nadeau, has countered on that he has seen in the last month or so. Last year we were really dominated by a lot of refis and actually refying out of larger institutions, that’s what drove our large client. What he is seeing more of now on are folks with cash in the sidelines making their purchases. The sense is and this is just anecdotal on observational that where people are making the call that were at or near the bottom of the market and it’s a good time to buy. So we’re seeing more activity on new purchases from our customers than we have in the past. Does that help?

<Q – Mac Hodgson>: Yeah, that’s helpful. Thanks a lot.

Operator: Our next question is from Laurie Hunsicker, Stifel Nicolaus. Please go ahead.

<Q – Laurie Hunsicker>: Yeah, hi. Good morning, Chris and Denis.

<A – Christopher Oddleifson>: Hi, Laurie.

<Q – Laurie Hunsicker>: Just wanted to follow-up on some credit questions. Do you’ve a breakdown of the 1.7 million in net charge-offs?

<A – Christopher Oddleifson>: Yeah, Laurie, it’s actually right and we’ve added this table on the earnings release.

<Q – Laurie Hunsicker>: Did I miss that? I’m sorry.

<A – Christopher Oddleifson>: That’s okay. It’s a new table and its right in there. I’d be happy to go through it for you. The 1.7 million in net charge-offs, 500,000 was in C&I, 250,000 in small business, 198,000 in commercial real estate, 135 in residential, 234 in home equity and 388 in other installment, which is our consumer business.

<Q – Laurie Hunsicker>: Okay. Okay, great. So to that I guess the charge-offs were lower in the C&I and CRE, but linked quarter your non-performers increased. Do you have any sort of breakdown as far as the C&I increased to 3 million linked quarter and the CRE increased to 5 million, what those properties are?

<A – Christopher Oddleifson>: Yeah. I mean, the CRE increase is largely construction related. We had two developers that are in the high-end construction development category slip into non-performing, but any loss associated with those credits has been reserved for in our allowance for loan losses. The ¬

<Q – Laurie Hunsicker>: So were those 2.5 million each or 2 million each or what?

<A – Denis Sheahan>: No, one was – I think it was two-thirds, one-thirds.

<A – Christopher Oddleifson>: Yeah, that’s right, two-thirds, one-third. And one of them had about a $1 million in C&I. So that gives you a sense of that part.

<Q – Laurie Hunsicker>: Okay. And then how far built out were they on their pieces that are – I mean, can you give us any other detail on them or...

<A – Christopher Oddleifson>: No, not really. I mean, they’re in market – commercial development in one of them was an unfortunate situation that the principal passed away and we’re dealing with the whole estate and that sort of thing. So these are fairly technical things that we’re dealing with today; we’re not concerned, we’ve got a good handle on it. We’ll deal with it; we’ll get through them.

<Q – Laurie Hunsicker>: Okay. So then to the point I guess that the 3 million linked quarter increase in C&I and 1 million of it was related to one of the construction properties?

<A – Christopher Oddleifson>: Yes.

<Q – Laurie Hunsicker>: And the other 2 million?

<A – Christopher Oddleifson>: It was a big crane. The company had a huge one of those building cranes that.

<Q – Laurie Hunsicker>: Okay.

<A – Christopher Oddleifson>: And that was impacted by the overall construction down there.

<Q – Laurie Hunsicker>: Okay. Okay, fair enough. And then your total TDRs and then what amount is included in non-performing, do you have that number?

<A – Christopher Oddleifson>: Sure. TDRs are 18 million at the end of the quarter. It’s pretty evenly distributed between commercial and consumer. Commercial is 7.6 million; the rest is either consumer real estate or other consumer, auto loans, et cetera. Excuse me. Total TDRs are

19.9 million, say, $20 million. TDRs on accrual are 18, TDRs on non-accrual 2 million.

<Q – Laurie Hunsicker>: Okay, great. Okay. And then, Chris, just to go back to when you were talking about a screening set for M&A, obviously you got...

<A – Christopher Oddleifson>: That comment was for you, Laurie, because I knew that.

<Q – Laurie Hunsicker>: Well, just – I mean, to the extent that you’ve now filed a shelf to increase to 75 million to the extent that obviously you did Ben Franklin and you did it right, and you’re trading up at two times buck. I mean, sort of not from just a geographic standpoint, but also from a currency standpoint, I mean, you guys look sort of right for doing acquisition. So maybe can you remind us just everything aside, your target asset size, your target geography that you’re looking for? And then just maybe ¬

<A – Christopher Oddleifson>: Sure.

<Q – Laurie Hunsicker>: – a comment. I mean, to the extent obviously you’re very comfortable with commercial lending, sort of circling back to Mark’s question. But I guess some of your other acquisitions have been less commercial focused. Just how it would play out in terms of your mind looking at more, sort of, a more vanilla company or maybe even some of the de-mutualized direct conversions, especially given your currency is up at two times. Just maybe if you would address any – all of that in terms of your M&A.

<A – Christopher Oddleifson>: I’ll try to address a lot of that. I mean, our past acquisitions really have been characterized by what I would call in a simplest way the map tells a story. We’re looking to do acquisitions that are logical extensions of our geographical reach, nothing that looks too sort of out of the ordinary. We’re looking for acquisitions with Ben Franklin and Slade’s. Our product set was one that was favorable and we know we could lever up in those franchises and both those acquisitions we project and has achieved one year accretion before our one-timer expenses. And then of those acquisitions it was a matter of the Board deciding to sell the company and us being at the table and being able to have conversation about it.

Looking forward, it wouldn’t be all that different. Really our strong performance is in a large part to sticking to what we know and know well and sticking to our knitting and sticking to our markets and sticking with people we know and doing stuff. We’re doing business with folks we know and markets we know and we’re not going to go apart from that. So we have been asked whether we do an FDIC assisted transaction in Florida or a geographical jump. I mean, that’s not something that we would consider.

We’ve been saying it’s sort of opportunistic for years and we continue to do it that way. We’re not a roll-up bank. We’re focusing very, very hard on our core business and our core strategies. We think there is a good growth prospect within sort of what we have right now. But should another Board in a bank that is a logical sort of within our adjacent markets would just really raise their hand, we’d love to talk to them.

On the non-bank side, let me just talk about the investment management piece and buying investment management companies is there’s been some accounting changes that makes that more difficult and you have to be a lot more sensitive to the cultural fit, because there really is no book value, although all the values in the relationships and thinking about how one brings on an investment management firm into the culture of the trust is a very delicate issue. We’ve done one acquisition that’s worked out very, very well. Now we’re open to talking to people from time to time, but I wouldn’t say we’re as active there as we have been in the past. Laurie, I think I covered a lot of your questions. Just fourth ¬

<Q – Laurie Hunsicker>: And maybe just to the point of – to the extent that Ben Franklin was the conversion, it sold at a three and a half year mark, I mean, does an over capitalized bank that’s sort of a little bit more vanilla as it pertains to commercial, does that also have a PLF if its within your logical geographic extension?

<A – Christopher Oddleifson>: I’m not going to answer that specifically. I’ll answer it more generally that within our market we would like to – if any Boards were to raise their hand, we would like to have the conversation.

<Q – Laurie Hunsicker>: Okay.

<A – Christopher Oddleifson>: And I’m not going to put census on board sort of, or delineate precise criteria. And as you know what, a lot of its situational and so I can’t tell you, yes or no, right now. We can’t.

<Q – Laurie Hunsicker>: Okay, fair enough. Just one last question actually, Denis for you. The pool trust preferreds, the C tranche ¬

<A – Denis Sheahan>: Yes.

<Q – Laurie Hunsicker>: Can you just remind us your amortized cost that’s right around 4 million, is that correct?

<A – Denis Sheahan>: Yes, that’s right.

<Q – Laurie Hunsicker>: Okay.

<A – Denis Sheahan>: I think it’s 3.8.

<Q – Laurie Hunsicker>: 3.8. Okay, perfect. Thank you very much.

<A – Denis Sheahan>: Sure.

<A – Christopher Oddleifson>: Well, it was a pleasure.

Operator: Our next question is from Damon DelMonte of KBW.

<Q – Damon DelMonte>: Hi, good morning guys. How are you?

<A – Christopher Oddleifson>: Good morning, Damon.

<Q – Damon DelMonte>: Great. So I will set a question for everybody so far. So, pretty much has been answered, but just real quick, Denis could you just kind of refresh memories on your outlook for the impact on NSF fees with the pending legislation that will be passed this summer?

<A – Denis Sheahan>: Sure. The good news is that Rockland Trust did not allow customers to overdraft at point-of-sale or ATM. So revenues associated with overdrafts at those two points were zero. And in that we are looking now at the local legislation and similar protection orient folks have been real clear about what are the appropriate rules of the game to provide customers with those options for exploring options in which we would allow to give our customers the option to overdraft at ATM or point-of-sale should they elect to.

Damon, it’s our understanding that our decision was in terms not allowing our customers to participate at ATMs or POS is that somewhere just shy of 50% of what other organizations are experiencing in overdraft revenue comes from those two sources. So, our service charge revenue is somewhat conservative on that basis. We are looking as Chris said, at various strategies to provide our customers with that opportunity again on a conservative customer friendly basis. But that said, service charges are struggling last year and this year, I think it’s really that customers are being much more cautious of how they are overdrawing their accounts and incurring fees, et cetera. So we wouldn’t see any benefit to this probably until next year. We’re going to study this carefully and begin to implement something in the latter part of this year and should our customers choose to participate, we could actually see some benefit next year.

<A – Christopher Oddleifson>: I then want to underline a point that Denis said, we’re going to be doing this in a very upfront clear way, no funny business with customers here.

<Q – Damon DelMonte>: All right, great, thanks, that’s helpful. And then I guess my other question on mortgage banking income, kind of going forward what are your views on that?

<A – Denis Sheahan>: You know, the mortgage banking ¬

<A – Christopher Oddleifson>: Plus what the rate environment will be.

<A – Denis Sheahan>: The mortgage banking department is a very important department for us. This time of the year it’s typically pretty quiet for us. Assuming that we’re in a consistent rate environment we would expect our second and third quarters to improve. We believe we’ve got a great team there that’s going to execute very effectively. So, Damon, we would expect to improve revenue there going into Q2 and Q3 because of the seasonality in our markets.

<Q – Damon DelMonte>: Okay. That’s all I have. Thank you very much guys.

<A – Denis Sheahan>: Thank you.

<A – Christopher Oddleifson>: Thank you.

Operator: Our next question is from Gerard Cassidy of RBC. Please go ahead.

<Q – Gerard Cassidy>: Thank you. Good morning, guys.

<A – Christopher Oddleifson>: Good morning, Gerard.

<Q – Gerard Cassidy>: Question, in terms of your capital ratios, which is the Tier 1 common and the Tier 1 ratio stand at the end of the first quarter?

<A – Denis Sheahan>: The Tier 1 leverage ratio I have, Gerard. I don’t have the other ones handy at this point. Tier 1 leverage is 8.04%.

<Q – Gerard Cassidy>: And the Tier 1 leverage, I assume was higher than the fourth quarter Tier 1 leverage, is that fair to say?

<A – Denis Sheahan>: Yes. It was seven – 7.87 at the end of the fourth quarter.

<Q – Gerard Cassidy>: Okay. Is it fair to say then your Tier 1 common which was 8.1 in the fourth quarter and Tier 1 was 9.8 in the fourth quarter, we should expect those to rise in the first quarter as well?

<A – Denis Sheahan>: Yes. Yes.

<Q – Gerard Cassidy>: Okay. What are you guys hearing from your primary regulators about these ratios Tier 1 common and Tier 1 which seem to be the ratios that the regulators are focusing on? And we all know right now that 6% Tier 1 is considered to be well capitalized, and many of the banks, particularly the larger banks are being asked to carry a much higher ratio. We all expect that officially to be lifted possibly this year. What is your regulator’s standing about these Tier 1 and Tier 1 common ratios? Where they expect them to go possibly later this year?

<A – Denis Sheahan>: We do keep in touch with our regulators and we have not presenting more than what we actually read in the press. As I mentioned, you see about rumors of going off, but there has been no official word and there has been no guidance with respect to this.

<Q – Gerard Cassidy>: The second question, you mentioned Chris that, you’re really not interested in doing a failed bank deal in Florida. Are there going to be many – not many but are there going to be a handful, possibly of failed bank deals in Massachusetts or Rhode Island that, you might be interested in if they actually do fail?

<A – Christopher Oddleifson>: Well, generally, the banking industry I know for local banks in Massachusetts, they are relatively in really good shape, relative to some of those failed bank concentration areas. And there are maybe two or three that maybe that may head that way and if they were adjacent to our markets or close to our markets we’ll definitely take a look.

<Q – Gerard Cassidy>: Okay. And then finally, if the economy turns out to be stronger than consensus, employment comes back stronger it forces the Fed’s hands to raise rates sooner than consensus. I believe consensus is later this year. So if we are staring at a June time period where they start raising short-term interest rates, they do it in increments of 50 basis points and let’s say we are sitting here with a Fed funds rate at the end of the year of 2%, what would that do to your net interest margin?

<A – Denis Sheahan>: Gerard, we’ve actually, we have been very focused on this question for sometime and we pay a lot of attention to our sensitivity to various rate environments. We are somewhat liability sensitive but we manage it aggressively. We use our market share. I think you can see by our cost of deposits that we are very conscious about protecting the margin. And the best way I can answer it for you is, if you look back at our history over a number of cycles, if you go back to mid 2004, our margin, since then we’ve been in the 3.85 to 4% range.

We’ve been able to maintain that through a lot of discipline. On the asset side, we’re very focused on turning as much of our fixed rate commercial real estate to variable as we can through the use of loan level derivatives and that we think we are doing that pretty effectively. We will have some exposure certainly, but we think we can manage through it very effectively.

<Q – Gerard Cassidy>: Okay. And then finally circling back to credit, do you guys measure or do you have a sense of the inflows of new non-performing loans or new non-accrual loans certainly as you pointed out here, non-performing assets went up this quarter. But is there any gauge that you monitor on a quarterly basis to see the actual new inflow of non-accruals and if there is, what has that trend been with this quarter’s numbers?

<A – Denis Sheahan>: Yes, I have that, Gerard. I am going to spend a minute and try and calculate it for you.

<Q – Gerard Cassidy>: Because as outsiders we roughly ballpark it by taking the net charge-offs and add them back to your current NPAs and compare that to the period and NPAs in the prior quarter, but that doesn’t capture pay downs or sales of NPAs and things like that?

<A – Denis Sheahan>: Yes. I – l let me – I’ll have that in future, Gerard. I have to get my calculator out here and add a bunch of shaded loans. So, I’ll be happy to do that for future periods.

<Q – Gerard Cassidy>: Okay. We could talk later about it. Thank you very much.

<A – Denis Sheahan>: Okay, sure.

Operator: Our next question is from John Stewart of Sandler O’Neill Asset Management.

<Q – John Stewart>: Hey, good morning guys.

<A – Denis Sheahan>: Good morning.

<Q – John Stewart>: I just had a quick follow-up question on the TDR balances that you gave. I believe last quarter you were accruing TDRs are about 7 million and I think they were 18 million at the end of this quarter. Can you just talk about kind of what has gone in there, how are these loans being modified?

And then just kind of remind us, it doesn’t look like many of them are actually flowing through in to the NPL bucket given the balances last quarter this quarter as well. So, just kind of remind us at what point you guys will actually move these off of TDRs, is it six months, is it something longer, how do you guys deal with that?

<A – Denis Sheahan>: Okay. There is a lot in that question, John. In terms of what’s in TDR, let me give you a breakdown. I said earlier, it’s pretty evenly distributed between commercial and the consumer portfolio whether it’s residential or indirect or direct consumer loans. We tell you that there is greater consensus around how to capture and measure TDRs every month. There was regulatory guidance that came out in the fourth quarter of last year. The accounting firms are all of their opinion now as to what represents a TDR.

So, I think there is more being captured. And at the end of our first quarter, there is a firmer definition as to what a TDR was than it was even in the fourth quarter or the third quarter of last year. The regulatory definition talks about financial difficulty and financial deterioration of what is and what is not a TDR, but the accounting firms are coming down pretty hard on this and basically any form of a concession is a TDR.

So, I think there is a more thorough measurement of and reporting of TDRs here at the end of the first quarter than there has been in prior quarters. What has gone in and how they are being modified? It ranges from a residential real estate loan modification where we have our own program for residential modifications and a borrower would have to provide us evidence of hardship and we go through and evaluate whether or not we will modify that loan to a commercial TDR. That might be an interest-only arrangement for a period of time for a borrower that is performing, comes to us and indicates that they have enough cash flow to pay on the loan but because they are having problems collecting on a receivable with one of their clients, they need a break for a period of time. That’s a performing credit and we may agree to, for our good borrowers to a interest-only for a six month period or something of that nature to try and get them through their receivables problem that happens to be in a particular situation.

There is another example of a credit where we had a borrower that was struggling. They brought in another investor. The investor put up a year’s cash flow to service the debt, but because we agreed to 50 or $60,000 write-off associated with that loan, as TDR. So, it ranges, it’s hard to make it any kind of a cookie cutter approach to what is a TDR, whether or not it goes on non-accrual. But if it’s a performing loan that we believe will continue to be a performing loan, it doesn’t go through non-accrual.

<A – Christopher Oddleifson>: I think it’s worth also mentioning that we’re extraordinarily realistic about all this. I mean there is a lot of commentary out there about these, what is it they call them, pretend and extend.

<A – Denis Sheahan>: Yes.

<A – Christopher Oddleifson>: There is none of that here. We are very hard-nosed about whether if the restructure is workable or not and we’re not going to restructure it and rely on hope. I mean it’s all fact based.

<A – Denis Sheahan>: Our Head of Commercial Lending and Workout has a saying, first loss is your best loss and that’s our philosophy. So when we’re entering into a restructure like this we do it very carefully.

<Q – John Stewart>: Okay. And then I presume if they are performing under the revised terms for six months or so they would come off of that balance, is that right?

<A – Denis Sheahan>: Yes that’s right. Particularly on the residential side but if you have a, let’s say, a consumer loan that’s at a rate that is not even after a six month period if it is not reflective of the current market, it remains in TDR.

<Q – John Stewart>: Okay. Thank you. And then can you just give us the balance for what your 90 day past due bucket, it was – I think it was about 300,000 last quarter, has that changed materially?

<A – Christopher Oddleifson>: It’s a pretty small number. You have your 90 there?

<A – Denis Sheahan>: Oh, this is 90 day past due but still accruing.

<A – Christopher Oddleifson>: Correct.

<Q – John Stewart>: Okay.

<A – Christopher Oddleifson>: I hope you are getting that.

<Q – John Stewart>: Yes.

<A – Denis Sheahan>: And we have the forward advantage.

<Q – John Stewart>: Yes.

<A – Denis Sheahan>: John I don’t have – it’s a small number. I don’t have that in front of me but I can certainly get it for you.

<Q – John Stewart>: Okay. And then, finally, Denis was there an MSR write-off in the quarter?

<A – Denis Sheahan>: I don’t know. Barry, can you comment on that?

<A – Barry Jensen>: I believe there was a small MSR write-off of a couple hundred. It’s less than a couple of 100,000 if there was, John.

<Q – John Stewart>: Okay, great. Thank you.

<A – Barry Jensen>: Sure.

Operator: Our next question is from David Darst of Guggenheim Securities. Please go ahead.

<Q>: Good morning.

<A – Denis Sheahan>: Hi, David.

<A – Christopher Oddleifson>: Hi, David.

<Q>: Are we reaching a point where you are going to see the loan yields begin to decline at a faster pace given the loan level flops?

<A – Denis Sheahan>: I think, we’ve been at this program for well over a year now so a fair amount of that is built in but we are clearly going to be doing more of that. And we have seen that, yields in our loan portfolio come down. That is likely to continue both because of the absolute rate environment we are in as well as this program we have to mitigate exposure to be up, but there is room for some modest relief on the deposit side to as particularly CDs continue to reprice and that’s why we feel reasonably good about our 4% margin.

<Q>: Okay. What’s the new effective loan yield that you are receiving on average loan?

<A – Denis Sheahan>: Excuse me, can you ask that again, David?

<Q>: What’s the new effective loan yield that you are receiving?

<A – Denis Sheahan>: Do you want to comment on commercial range?

<A – Christopher Oddleifson>: On the commercial side David, it would – and the loans that we are swapping we are currently able to get in a range of LIBOR plus 285 to LIBOR plus 310. So with one month LIBOR, I think, 20 to 30 basis points out there is pretty low on the swap loan. On the loans that we fix we try to target loan banks plus 265, the home loan banks plus 300. So, on a five year deal, it would be in the range of 5.50 to 6%.

<Q>: Okay, thanks. Chris, could you comment on what you are seeing in the market, I think you indicated that you are seeing more organic loan demand and less market share movement. What’s the change in the behavior from other banks?

<A – Christopher Oddleifson>: Sorry David, you are kind of muddled. I can’t quite make out what you’re saying.

<Q>: You’ve indicated to see more organic loan demand and less market share movement?

<A – Christopher Oddleifson>: Yes.

<Q>: Could you comment on what you are seeing in the other banks behavior is?

<A – Christopher Oddleifson>: The other banks behavior in terms of their lending activities I guess. Are you talking about loan levels or other loan warrants in other banks?

<Q>: Yes.

<A – Christopher Oddleifson>: Yes, the loss – I really don’t know. I can’t put it in this.

<A>: We haven’t amortized.

<A – Christopher Oddleifson>: No. I don’t know the number, but it’s general. David, on smaller credits we see more competition less than $2 million, there is – competition has increased above that it’s little less so, that answer your question?

<Q>: Yes, thanks.

<A – Christopher Oddleifson>: All right. Sorry, I didn’t quite know what you are getting at.

Operator: [Operator Instructions]. Gentlemen, we have no further questions.

Christopher Oddleifson, President & Chief Executive Officer

Great. Thank you very much everybody. We look forward to talking with you in three months. Thank you. Bye.

Operator: This concludes today’s conference. Thank you for attending. You may now disconnect.